Exhibit 99.1

Home Federal Bancorp Announces First Quarter Earnings and Stock Repurchase
Program

     COLUMBUS, Ind.--(BUSINESS WIRE)--April 26, 2004--Home Federal Bancorp (the "Company") (Nasdaq:HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced quarterly earnings of $1,387,000, or $0.32 basic and $0.31 diluted earnings per common share, for its first quarter ended March 31, 2004. This compared to earnings of $2,954,000, or $0.70 basic and $0.66 diluted earnings per common share, a year earlier. Diluted earnings per common share decreased $0.35 per share for the three months ended March 31, 2004 compared to the three months ended March 31, 2003. The decrease in net income for the current quarter compared to the prior year was attributed to tighter net interest margins and a decrease in non-interest income primarily from reduced gains on sale of loans.
     In addition the Company is today announcing a stock repurchase program for up to seven (7) percent of the outstanding shares of the Company.

     Net Interest Income

     Net interest income after provision for loan losses declined $296,000 to $5,536,000 for the three-month period ended March 31, 2004 as compared to $5,832,000 for the same period ended March 31, 2003. The net interest margin declined 5 basis points for the three-month period ended March 31, 2004 compared to the three-month period ended March 31, 2003. The decrease in the net interest margin was the result of yields on interest earning assets decreasing faster than the cost on interest bearing liabilities. The provision for loan losses increased $36,000 for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003.

     Other Income

     Other income for the three months ended March 31, 2004 decreased $1,745,000 over the three-month period ended March 31, 2003. This decrease was due to several factors including the decrease in gain on sale of loans of $1,461,000 in the current three-month period compared to the same period one year ago. The decrease was due to decreased refinancing activity and loan sales.
     For the three-month period ended March 31, 2003 the Bank originated approximately $114.0 million in residential loans, compared to $51.0 million for the three-month period ended March 31, 2004. In the first quarter of 2003 the Bank sold approximately $111.0 of the loans originated versus $37.0 million in the first quarter of 2004. The difference in loan activity for these two periods was the result of the low rate environment in 2003 and the high volumes of loan refinance activity. The first three months of 2004 saw a slightly higher rate environment than a year ago but more importantly saw the end of the refinancing activity that most mortgage lenders experienced last year. The decrease in gain on sale of loans of almost $1.5 million accounts for over 60% of the decrease in net income for the current quarter ended March 31, 2004 compared to the quarter ended March 31, 2003.
     In addition income from joint ventures decreased by $420,000 compared to the year ago period. For the period ended March 31, 2003 joint ventures had total income of $481,000, due to a large gain on one project, versus the current period where income was $61,000.
     Offsetting this decrease in other income was a $134,000 increase in loan servicing income due in part to the impairment charge for originated mortgage servicing rights being $170,284 less than it was a year ago. The originated mortgage servicing rights asset is reviewed for impairment each quarter. This asset is created when mortgage loans are sold and the lender retains the servicing rights. The servicing rights are recognized as income at the time the loan is sold and the servicing asset is also recorded. The asset is then amortized as an expense to mortgage servicing income over the life of the loan. The impairment charge is the recognition of the change in value of mortgage servicing rights that result with changes in interest rates and loan prepayment speeds.
     Mortgage servicing portfolios typically decline in value as interest rates drop and increase in value as rates rise. The reason for this decline in value is as rates drop, prepayment speeds increase causing the average life of the servicing portfolio to shorten. This reduces the amount of servicing income the Bank receives over time and thus reduces the value of the servicing portfolio. If rates rise the opposite occurs, prepayments slow, the average life of the mortgage servicing portfolio lengthens, increasing the amount of servicing income the Bank receives over time thus increasing the value of the servicing portfolio. For the quarter ended March 31, 2004 the Bank's impairment charge was $20,382 compared to the same period ended March 31, 2003 where the charge was $190,666. This resulted in a net increase of $170,284 over the prior year quarter. The amortization charge in the current period was $392,560 compared to $288,570 for the same period a year ago which reduced loan servicing income by $103,990. Future impairment charges will depend on future interest rate changes. If rates continue to decline there may be more impairment charges. If they rise, previously recorded impairment charges may be recovered.

     Other Expenses

     Other operating expenses for the three-month period ended March 31, 2004 increased $515,000, or 9.8% over the three-month period ended March 31, 2003. Items contributing to this increase were compensation expense, which increased $186,000 due to increases for the new branch in Greenwood, Indiana, normal salary increases for hourly employees and increased retirement costs. Salary increases for salaried employees will take affect in the second quarter of 2004. Miscellaneous expense increased $305,000 due in part to an $81,000 increase in consultant fees for internal audit purposes and technology programs and a $201,000 write down of real estate owned property.

     Credit Quality

     Non-performing assets to total assets increased from 0.81% at March 31, 2003 to 0.97% at March 31, 2004. Non-performing loans to total gross loans also increased from 0.85% to 1.12%, respectively, for the same periods. The increase in non-performing loans was due primarily to one commercial real estate loan. A liquidation plan has been executed with the borrower and management expects no additional losses to be incurred related to this credit.

     Balance Sheet

     The Company's assets totaled $869,004,000 as of March 31, 2004, an increase of $15,676,000 from December 31, 2003.
     As of March 31, 2004 shareholders' equity was $83,472,000. Based on the March 31, 2004, book value of $19.63 per common share, Home Federal Bancorp stock was trading at 137% of book value. The stock price at March 31, 2004, was $26.99.

     Stock Repurchase Programs

     In February 2003, the Company announced that the Board of Directors had approved the sixth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, or 211,699 such shares. The Company completed the repurchase of these shares during the quarter ended March 31, 2004.
     The Board of Directors has approved a new, and its seventh, repurchase program. The Company intends to purchase, from time to time, on the open market up to 7% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or approximately 297,000 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Repurchases may begin April 30, 2004. Management has estimated that these shares will be acquired by the end of the third quarter of 2004. Management believes that the purchase of these shares will help increase long term shareholder value by increasing earnings per share and return on equity.

     Home Federal Bancorp is a bank holding company registered under the Bank Holding Company Act, which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank and a member of the Federal Reserve System. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through eighteen branch offices in southeastern Indiana.

     Forward-Looking Statement

     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.


HOME FEDERAL BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)                                    March 31,  December 31,
                                                 2004        2003
                                               ---------- ------------
ASSETS:
Cash                                          $   25,567 $     22,734
Interest-bearing deposits                         27,350       11,444
                                               ---------- ------------
  Total cash and cash equivalents                 52,917       34,178
                                               ---------- ------------

Securities available for sale at fair value
 (amortized cost $123,068
  and $123,243)                                  124,428      123,638
Securities held to maturity (fair value $1,649
 and $1,883)                                       1,596        1,828
Loans held for sale (fair value $13,028 and
 $6,357)                                          12,855        6,272
Loans receivable, net of allowance for loan
 losses of $7,609 and $7,506                     621,373      630,672
Investments in joint ventures                      5,578        5,501
Federal Home Loan Bank stock                       9,965        9,965
Accrued interest receivable, net                   3,856        3,733
Premises and equipment, net                       14,257       13,987
Real estate owned                                  1,289        1,739
Prepaid expenses and other assets                  8,018        9,061
Cash surrender value of life insurance            11,477       11,359
Goodwill                                           1,395        1,395
                                               ---------- ------------
   TOTAL ASSETS                               $  869,004 $    853,328
                                               ========== ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits                                      $  608,253 $    588,915
Advances from Federal Home Loan Bank             145,457      154,296
Senior debt                                       14,242       14,242
Other borrowings                                   6,364          624
Advance payments by borrowers for taxes and
 insurance                                           349           76
Accrued expenses and other liabilities            10,867       11,153
                                               ---------- ------------
   Total liabilities                             785,532      769,306
                                               ---------- ------------

Shareholders' equity:
 No par preferred stock; Authorized:
  2,000,000 shares
  Issued and outstanding:   None
 No par common stock; Authorized: 15,000,000 shares
  Issued and outstanding:                         12,664       12,616
     4,252,631 shares at March 31, 2004
     4,312,805 shares at December 31, 2003
 Retained earnings, restricted                    70,172       71,436
Accumulated other comprehensive income, net of
 taxes                                               636          (30)
                                               ---------- ------------

   Total shareholders' equity                     83,472       84,022
                                               ---------- ------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $  869,004 $    853,328
                                               ========== ============



HOME FEDERAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)                                       Three Months Ended
                                                       March 31,
                                                 ---------------------
Interest income:                                   2004       2003
                                                 ---------- ----------
 Loans receivable                               $    9,670 $   10,824
 Securities available for sale and held to
  maturity                                             996      1,107
 Other interest income                                  56        127
                                                 ---------- ----------
Total interest income                               10,722     12,058
                                                 ---------- ----------

Interest expense:
 Deposits                                            2,684      3,397
Advances from Federal Home Loan Bank                 2,055      2,397
Other borrowings                                       201        222
                                                 ---------- ----------
Total interest expense                               4,940      6,016
                                                 ---------- ----------

Net interest income                                  5,782      6,042
Provision for loan losses                              246        210
                                                 ---------- ----------
Net interest income after provision for loan
 losses                                              5,536      5,832
                                                 ---------- ----------

Other income:
 Gain on sale of loans                                 683      2,144
 Income from joint ventures                             61        481
 Insurance, annuity income, other fees                 499        430
 Service fees on deposit accounts                      656        600
 Net gain on real estate owned and repossessed
  assets                                                72         11
 Loan servicing income (loss), net of
  impairments                                          124        (10)
 Miscellaneous                                         297        481
                                                 ---------- ----------
Total other income                                   2,392      4,137
                                                 ---------- ----------

Other expenses:
 Compensation and employee benefits                  3,123      2,937
 Occupancy and equipment                               811        777
 Service bureau expense                                257        240
 Federal insurance premium                              23         25
 Marketing                                             177        202
 Miscellaneous                                       1,406      1,101
                                                 ---------- ----------
Total other expenses                                 5,797      5,282
                                                 ---------- ----------

Income before income taxes                           2,131      4,687
Income tax provision                                   744      1,733
                                                 ---------- ----------
Net Income                                      $    1,387 $    2,954
                                                 ========== ==========

Basic earnings per common share                 $     0.32 $     0.70
Diluted earnings per common share               $     0.31 $     0.66

Basic weighted average number of shares          4,298,748  4,236,669
Dilutive weighted average number of shares       4,488,434  4,458,610
Dividends per share                             $    0.188 $    0.163



Supplemental Data:                                 Three Months Ended
(unaudited)                                             March 31,
                                                   -------------------
                                                      2004     2003
                                                   -------------------
Weighted average interest rate earned
    on total interest-earning assets                   5.41%     5.94%
Weighted average cost of total
    interest-bearing liabilities                       2.59%     3.08%
Interest rate spread during period                     2.81%     2.85%

Net yield on interest-earning assets
    (net interest income divided by average
    interest-earning assets on annualized basis)       2.92%     2.97%
Total interest income divided by average
    total assets (on annualized basis)                 4.96%     5.44%
Total interest expense divided by
    average total assets (on annualized basis)         2.30%     2.75%
Net interest income divided by average
    total assets (on annualized basis)                 2.67%     2.73%

Return on assets (net income divided by
    average total assets on annualized basis)          0.64%     1.33%
Return on equity (net income divided by
    average total equity on annualized basis)          6.58%    14.98%


                                                        March 31,
                                                   -------------------
                                                     2004     2003
                                                   -------------------

Book value per share outstanding                     $19.63    $18.87

Nonperforming Assets:
Loans:    Non-accrual                                $5,934    $4,186
           Past due 90 days or more                     976       988
           Restructured                                 258       315
                                                   -------------------
Total nonperforming loans                             7,168     5,489
Real estate owned, net                                1,285     1,628
Other repossessed assets, net                             4        89
                                                   -------------------
Total Nonperforming Assets                           $8,457    $7,206

Nonperforming assets divided by total assets           0.97%     0.81%
Nonperforming loans divided by total loans             1.12%     0.85%

Balance in Allowance for Loan Losses                 $7,609    $7,186


    CONTACT: Home Federal Bancorp
             John K. Keach, Jr., 812-373-7816
             Lawrence E. Welker, 812-523-7308